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                                                                   Exhibit 10(f)

                               LICENSE AGREEMENT


      THIS AGREEMENT is dated as of this 31st day of January, 1997, by and between OII International, Inc., a Delaware corporation ("OII" or "Licensee"), and Eye Technology, Inc., a Delaware corporation ("Eye Tech").

                              W I T N E S S E T H

      WHEREAS, OII desires to license from Eye Tech the right to manufacture and distribute certain intraocular lenses for which Eye Tech holds a Pre Market Approval Application (together with all supplements and amendments thereto, the "PMA") granted by the United States Food and Drug Administration (the "FDA"), as described in detail on Exhibit A to this Agreement.

      WHEREAS, Eye Tech is willing to grant said license for consideration and subject to applicable FDA requirements.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, OII and Eye Tech agree as follows:

      Section 1.  Grant of Nonexclusive License.

      Upon the terms and subject to the conditions of this Agreement, at a closing (the "Closing") being held on the date hereof (the "Closing Date"), Eye Tech grants to OII as Licensee, and Licensee hereby accepts, a nonexclusive, non-transferrable license under the PMA to manufacture and market intraocular lenses designed and manufactured in compliance with the PMA, said license to be transferable only in the event of merger, sale, or other change in ownership, the result of which is that OII is not the surviving entity. All rights in and to any patents owned by Eye Tech not specifically licensed herein to Licensee, as well as the technology licensed by Eye Tech under the patents commonly referred to as the Jenson and the Shearing patents, are exclusively reserved to Eye Tech. This Agreement shall not be deemed to grant any rights, either express or implied, in such reserved rights, and no use or license to anyone else of such reserved rights by Eye Tech shall be deemed to violate or interfere with the Licensee's right under this Agreement.

      Section 2.  Cash Consideration.

      The license contemplated by this Agreement shall be granted in consideration of a non-refundable one time payment of $325,000.00 cash to Eye Tech by OII as well as OII's agreements to supply lenses and consultation as set forth hereinafter.





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      Section 3.  Term and Termination.

      3.1 Term. The Term of the License granted in this Agreement shall commence as of the date of this Agreement and shall continue, unless sooner terminated, pursuant to the terms of this Agreement, so long as the subject PMA is in effect.

      3.2 Termination. This Agreement may be terminated by the parties prior to the expiration of the Term as follows:

                 (a)      By mutual agreement of the parties at any time.

                 (b) By either party in the event the other party hereto is in default hereunder and such default shall continue uncured by the defaulting party for a period of thirty (30) days after such defaulting party is given notice of such default by the other party, provided, however, that if such default results from a party engaging in conduct in knowing violation of any law or regulation relating to the manufacture and/or sale of products, the other party may terminate this Agreement immediately and the defaulting party shall have no opportunity to cure such breach.

                 (c) Immediately by either party in the vent the continuance of the activities contemplated by this Agreement would result in a violation of any law or regulation relating to the manufacture and/or sale of products, provided, however, that in such event, subsequent to terminating this Agreement, the parties shall negotiate in good faith to, as promptly as practicable, enter into a new agreement which would provide the parties with obligations and benefits as nearly as practicable to those provided by this Agreement.

      Section 4.  Assignment and Sublicensing.

      This Agreement and the License granted herein are personal to the Licensee, and Licensee may not assign or sublicense any of the rights granted to the Licensee under this Agreement, except as set forth in Section 1. Any purported assignment or sublicense by Licensee (or by operation of law) that is not approved in writing by Eye Tech shall be null and void and of no legal effect whatsoever, except if made under the circumstances set forth in Section 1.

      Section 5.  FDA Notification.

      Immediately following the closing, Eye Tech, with the assistance of OII, shall deliver to the FDA the submission of a PMA supplement setting forth the licensing of OII to manufacture and distribute intraocular lenses under the Licensee's private label. Eye Tech and OII shall each, as promptly as practicable, cooperate with each other, prepare, execute, and file with FDA such documents and take all such other actions as shall be required to obtain from FDA the approval requested in the PMA supplement in the most expeditious manner as practicable. All documents set forth on Exhibit B, not previously supplied to OII by Eye Tech, shall be promptly made available in order to enable OII to complete the FDA filing. All costs of completing such procedure and obtaining such approval shall be paid by OII.





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      Section 6.  Compliance with Laws.

      OII, as a condition of the continuation of the License, shall comply with all laws and regulations, including those related to packaging and labeling, sale of the product to third parties, filing of all reports, applications, notifications, and other documents required by governmental authorities, as well as the payment of any taxes or other governmental charges lawfully imposed in connection with Licensee's activities.

      Section 7.  Confidentiality.

      It shall be the responsibility of each of the parties hereto to keep the other party's confidential information in strict confidence, except when disclosure of certain confidential information is required to be disclosed to governmental authorities.

      Section 8.  Supply of Lenses to Eye Tech.

      At such time as OII has proven equivalence and validated its procedures and processes to those of Eye Tech and is approved as a manufacturing site for polymethylmethacrylate ("PMMA") hard lenses, then OII agrees to supply Eye Tech PMMA lenses pursuant to the terms and conditions set forth in the Supply Agreement attached hereto as Exhibit C.

      Section 9.  Consulting Arrangements.

      As additional consideration for Eye Tech's agreement to grant the License hereunder, OII agrees to render consulting and advisory services to Eye Tech with respect to (i) improvement of Eye Tech's production and manufacturing techniques and procedures for intraocular lenses at its current manufacturing facilities located in Mexicali, Mexico, and (ii) other business matters within the special competence, knowledge, and experience of OII's personnel, all in a manner directed toward improving the efficiency and quality of such production and manufacturing processes and reducing Eye Tech's costs and expenses. In order to accomplish the purposes of this consulting arrangement, the parties shall mutually develop a plan which will enable Eye Tech to have the benefits intended without creating any unreasonable demands on the time of OII personnel or the incurring of excessive out-of-pocket expenses. Any time devoted to this consulting arrangement shall be at the sole discretion of OII, and all out-of-pocket expenses directly attributable to such consultation incurred by OII shall be reimbursed by Eye Tech.

      Section 10.  Representations and Warranties.

      10.1       Eye Tech hereby warrants and represents to OII as follows:

                 (a) This Agreement has been duly authorized, executed, and delivered by Eye Tech and constitutes a valid and binding obligation of Eye Tech, enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by Eye Tech and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent, or approval





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      under the provisions of any agreement or instrument to which Eye Tech is bound or affected, or any law, statute, rule, regulation, judgment, order, or decree to which Eye Tech is subject.

                 (b) Eye Tech owns all rights with respect to the subject Pre Market Approval Application and the products covered thereunder and licensed patents.

                 (c) To Eye Tech's knowledge, its products do not infringe any patent, copyright, or other intellectual property right of any third party.

                 (d) Eye Tech has not received notice of any claims, actions, suits, or proceedings pending or threatened affecting Eye Tech and its patents or products, which, if adversely determined, would have a material adverse effect upon OII's ability to manufacture, have manufactured, use, or sell the products or otherwise utilize the PMA licensed to OII by Eye Tech under this Agreement, and to Eye Tech's knowledge, there is no reasonable basis for anyone to bring such claims, actions, suits, or proceedings.

                 (e) Eye Tech has not received any claim from any third party proceedings relating to its patents and products which are based upon infringement of any patent or misappropriation or misuse of trade secrets.

                 (f) Eye Tech specifically represents and warrants that all funds received hereunder will be applied in accordance with any and all applicable loan covenants and related security agreements previously entered into with any financial institution and currently in effect.

                 It is further agreed that the funds payable to Eye Tech under this Agreement and currently held in escrow at Messerli & Kramer P.A. shall, with the exception of funds payable for legal fees not to exceed $25,000.00, continue to be escrowed until such time as a consent to the issuance of the license hereunder is obtained from Republic Acceptance Corp. or such financial institution as may succeed to the obligations and security agreements currently held by Republic Acceptance Corp. Notwithstanding the pendency of a final consent from the applicable financial institution, the parties shall upon execution of this Agreement immediately commence all cooperative efforts set forth herein to accomplish the purposes and intent of this Agreement.

      10.2       OII hereby warrants and represents to Eye Tech as follows:

                 (a) OII is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                 (b) This Agreement has been duly authorized, executed, and delivered by OII and constitutes a valid and binding obligation of Eye Tech enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by OII and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent, or approval under the





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      provisions of OII's Certificate of Incorporation or Bylaws or any other agreement or instrument to which Licensee is bound or affected, or any law, statute, rule, regulation, judgment, order, or decree to which OII is subject.

      Section 11.  Miscellaneous.

      11.1 Further Assurances. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper, or advisable under applicable law, and to execute and deliver such documents and other instruments or papers as may be required or may be reasonably requested by the other party hereto to carry out the provisions of this Agreement and to consummate and render effective the transactions contemplated by this Agreement.

      11.2 Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2:

                 (a)      If to OII or the Company following the Closing:

                          OII International, Inc.
                          550 North Claremont Boulevard
                          Claremont, California 91711
                          Attn:  Sammie D. Cobb, President and CEO
                          Telecopy No.:  (909) 626-7338

                 (b)      If to Eye Tech or to the Company prior to the Closing:

                          Eye Technology, Inc.
                          1983 Sloan Place
                          St. Paul, Minnesota 55117
                          Attn: Robert J. Fitzsimmons, Chairman and CEO Telecopy No.: (612) 774-6271

                 with a copy to:

                          Messerli & Kramer P.A.
                          1800 Fifth Street Towers
                          150 South Fifth Street
                          Minneapolis, Minnesota 55402
                          Attn:  Joseph W. Lawyer, Esq.
                          Telecopy No.:  (612) 672-5777





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      11.3       Headings.  The descriptive headings contained in this
Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to Sections or clauses refer to specific provisions of this Agreement.

      11.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated are consummated as originally contemplated to the greatest extent possible.

      11.5 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

      11.6 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, OII and Eye Tech.

      11.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, applicable to contracts executed in and to be performed entirely within that state (without giving effect to its principles of conflicts of laws of that state or any other jurisdiction).

      11.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      11.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity.

      11.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between OII and Eye Tech with respect to the subject matter hereof and thereof.

      11.11 Facsimile Signatures. Until such time as this Agreement has been duly executed by the Company officers of the respective parties and the original documents have been exchanged by the parties, a facsimile copy with signatures of Company officers thereon cross delivered shall be binding on the parties.





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      11.12      Release of Funds.  The execution of this document by the
parties, including facsimile signatures, shall authorize the release of the $325,000.00 held in escrow by Messerli & Kramer P.A. for payment to Eye Tech by OII.

      IN WITNESS WHEREOF, each of OII and Eye Tech has executed this Agreement or caused this Agreement to be executed by its duly authorized officer as of the date first written above.

                                 OII INTERNATIONAL, INC.



                                 By:     /s/  Sammie D. Cobb
                                         --------------------------------------
                                         Sammie D. Cobb
                                         President and CEO


                                 EYE TECHNOLOGY, INC.


                                 By:     /s/ Robert J. Fitzsimmons
                                         --------------------------------------
                                         Robert J. Fitzsimmons
                                         President and CEO



AGREE TO ESCROW PROVISIONS SET
FORTH IN SECTION 10-1 (F)


/s/  Messerli & Kramer, P.A.
---------------------------------
Messerli & Kramer P.A.





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                                   Exhibit A





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                                   Exhibit B


Documents Required for PMA Supplement

1.    Signed License Agreement for PMA
2.    Document Receipt Letter
3. Letter to FDA from President of ETI re: PMA in good standing and OII rights to access PMA files
4. Letter to President of OII from President of ETI re: PMA in good standing and OII rights to access PMA files
5.    Notice of Acceptance of PMA by OII to FDA
6.    Copy of PMA
7.    PMA Submission Documentation (all applicable PMAs)
      o          all drawings required
      o          applications for IDEs
      o          PMA amendments
      o          supplemental amendments
      o          requests for manufacturing at Mexican and St. Paul facility
      o          PMA approval letter from FDA
      o PMA applications and all supporting documentation (copies of clinical trial forms) for all applicable PMAs

Manufacturing Documents

      o          Model characteristics
      o          Intended use and administration
      o          Components
      o          Type of manufacturing
      o          Standard operation procedures
      o          Receiving and inspection
      o          Quality control documents
      o          Sterilization validation





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                                   Exhibit C

                                SUPPLY AGREEMENT

      This Agreement for the supply of Goods ("Agreement") is made and effective this January 31, 1997, by and between OII International, Inc., a Delaware Corporation ("Seller"), and Eye Technology, Inc., a Delaware Corporation ("Buyer").

      Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain tangible personal property (PMMA Intraocular Lenses) after approval has been obtained from the FDA granting Seller rights to domestic distribution under the licensed PMA.

      NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

      1.         Sale.

      Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to purchase, the following tangible personal property (the "Goods"): Approved Sterile prepackaged (Tyvek pouch only) PMMA Intraocular Lenses, manufactured to Sellers GMPs under subject PMA.

      2.         Price.

      Buyer shall pay Seller for the Goods the sum of $10.00 per unit FOB Claremont, California. Buyer shall make payment of the purchase price in full within sixty (60) days following delivery of the Goods by Seller as provided herein, subject to Buyer's right of inspection as set forth in Section 5 below. In the event that the purchase price is not timely paid, in addition to its other remedies, Seller may impose, and Buyer shall pay, a late payment charge equal to one percent (1%) of the overdue amount each month. Seller guarantees this price for a period of 24 months from the time Seller is first able to supply PMMA lenses under the subject PMA and that any subsequent increase in price shall be limited to actual increases in incremental costs incurred by Seller in its own production of lenses.

      3.         Minimum Order Quantity.

      Buyer agrees to purchase a minimum of 200 units per purchase order and a minimum of 10 units per diopter.

      4.         Shipping.

      Seller shall deliver the goods to Buyer as follows: Eye Technologies, Inc., at either St. Paul, Minnesota, or Mexicali, Mexico, at Buyer's discretion. Buyer shall be solely responsible for the expenses associated with shipping. The risk of loss from any casualty to the Goods during shipment, regardless of the cause, shall be upon Buyer upon the delivery of the Goods to Buyer's address as set forth herein. When practicable, Seller will follow Buyer's requested shipping instructions. If none are requested, Seller will use its discretion in selecting an appropriate transportation method.





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      5.         Right of Inspection.

      Buyer shall have the right to inspect the goods on arrival at Buyer's facility. Within fifteen (15) business days after delivery, Buyer must give notice to Seller of any claim with respect to the condition, quality or grade of the Goods or non-conformance to this Agreement, specifying the basis of the claim in detail. Seller may, at its option, inspect the Goods at Buyer's facilities to confirm that the Goods do not conform to this Agreement. Buyer's sole remedy, and Seller's sole obligation, shall be at Seller's option to replace the Goods at Seller's expense for the non- conforming goods. Return shipping shall be the responsibility of Seller.

      6.         Identification of Goods.

      Identification of the Goods shall not be deemed to have been made until both Buyer and Seller have specified that the Goods are to be appropriated to the performance of this Agreement.

      7.         Warranty.

      Supplier warrants that all products delivered to Eye Technologies, Inc., under this Agreement shall, at the time of delivery, be of merchantable quality and fit for their intended purposes, be free of defects in materials and workmanship, meet the requirements set forth in the subject PMA, and have been manufactured, packages, sterilized, and maintained in conformance with FDA's current Good Manufacturing Practices regulations. This warranty shall not apply to any products damaged during shipping. Eye Technology, Inc., shall, within ten (10) days after the receipt of defective product, provide a written notice containing a specific and detailed explanation of the circumstances and nature of the claim or claims regarding the defective nature of the products. OII shall rework or replace the defective products at OII's expense. EXCEPT AS SET FORTH HEREIN, SELLER MAKES NO WARRANTY TO BUYER WITH RESPECT TO THE GOODS, AND BUYER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      8.         Limitation of Liability.

      In no event shall Seller be liable for any special, indirect, incidental or consequential damages arising out of or connected with this Agreement or the Goods, regardless of whether a claim is based on contract, tort, strict liability or otherwise, nor shall Buyer's damages exceed the amount of the purchase price of the Goods.

      9.         Notices.

      Any notice required by this Agreement or given in connection with it shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.





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      If to Seller:

      OII International, Inc.
      550 North Claremont Blvd.
      Claremont, California 91711
      Attn:  Sammie D. Cobb, President and CEO

      If to Buyer:

      Eye Technology, Inc.
      1983 Sloan Place
      St. Paul, Minnesota 55117
      Attn:  Robert J. Fitzsimmons, Chairman and CEO

      10.        Governing Law.

      This Agreement shall be construed and enforced in accordance with the laws of the State of California.

      11.        Final Agreement.

      This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by further writing that is duly executed by both parties.

      12.        Severability.

      If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and affect as if such invalid or unenforceable term had never been included.

      13.        Headings.

      Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


      OII International, Inc.                                 Eye Technology, Inc.

      By:     /s/     Sammie D. Cobb                          By:     /s/      Robert J. Fitzsimmons
           ------------------------------------------              ------------------------------------------
              Sammie D. Cobb                                          Robert J. Fitzsimmons
              President/CEO                                           President/CEO





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